CONFIRMING STATEMENT




This statement confirms that the undersigned, Jack A. Henry, has authorized, designated and appointed David A. Rane and Jerry Nelson, signing singly, as true and lawful attorney-in-fact and agent (each, an "Agent") of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of SureBeam Corporation ("SureBeam"). The authority of each Agent under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of SureBeam, unless earlier revoked in writing. The undersigned acknowledges that no Agent is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

DATE:  July 30, 2003


/s/ Jack
A. Henry